Exhibit 10.16

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AIRCRAFT MANAGEMENT AGREEMENT

BETWEEN

LW AIR I LLC
as Owner

AND

AVANTAIR, INC.
as Manager

Dated as of the 19th day of October, 2009

Management of One (1) Piaggio Avanti P-180 aircraft
Manufacturers Serial Number 1181
FAA Registration No. N189SL

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

TABLE OF CONTENTS

1.	Management and Support of Aircraft	1
2.	Definitions	1
3.	Term	4
4.	Management Fee	4
5.	Disclaimer; Assignment of Warranties	5
6.	Delivery; Return	6
7.	Representations and Warranties	8
8.	Liens	9
9.	Insurance	9
10.	Taxes	10
11.	Compliance with Laws; Location, Operation and Maintenance; Additions	10
12.	Flight Crew	12
13.	Inspection	13
14.	Identification	13
15.	Loss or Damage	13
16.	General Indemnity	14
17.	Events of Default	15
18.	Remedies	16
19.	Owner's Right to Perform	17
20.	Assignment	17
21.	Notices	18
22.	Conditions Precedent	18
23.	Miscellaneous	19

EXHIBIT "A" - ACCEPTANCE SUPPLEMENT

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

AIRCRAFT MANAGEMENT AGREEMENT

This Aircraft Management Agreement (this “Management Agreement”), dated as of the 16th day of October, 2009 between LW Air I LLC, a Delaware limited liability company, which is the Trustor under that certain Trust Agreement dated October 19, 2009 between Owner and Wells Fargo Bank Northwest, National Association (“Owner”) and Avantair, Inc., a Delaware corporation ("Manager”).

1.  Management and Support of Aircraft.

a. Manager agrees to manage, and furnish certain aviation support services described herein in respect of, the aircraft which is described in Section 2(a) hereof (the “Aircraft”) during the Term.  Owner agrees that Manager shall be the exclusive manager and provider of such services to Owner during the Term, including periods when the Aircraft may be leased to Manager, to fractional aircraft owners participating in Manager’s fractional aircraft program, or to any other third party approved by Owner pursuant to leases in customary forms approved by Owner (each, a “Permitted Lease”).  The execution by the parties hereto of an Acceptance Supplement in the form of Exhibit "A" attached hereto (the "Supplement") shall constitute Manager's irrevocable acceptance of the Aircraft for all purposes of this Management Agreement.  The Supplement shall incorporate therein all of the terms and conditions of this Management Agreement and shall constitute a part of this Management Agreement to the same extent as if the provisions thereof were set forth in full herein.

b.  Owner shall not be obligated to accept or execute the Supplement unless all of the conditions set forth in Section 22 hereof shall have been fulfilled to the satisfaction of Owner.

2.  Definitions.

a.  As used in this Management Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate" shall mean with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.
“Affiliated Management Agreement” shall mean any management agreement entered into, on or after the date hereof, between Manager and any Affiliate of Owner.
"Aircraft" shall mean the Airframe to be operated hereunder together with the Engine(s) to be operated hereunder whether or not any of the Engines may at the time of determination be installed on the Airframe or any other airframe.
"Airframe" shall mean one (1) Piaggio Avanti P-180 aircraft, bearing manufacturer's serial number 1181, FAA Registration No. N189SL, together with any and all parts, components, accessories, radio’s and navigational devices (but excluding the Engines installed thereon) from time to time installed thereon or affixed thereto.
"Aviation Act" means the Federal aviation laws codified in title 49, U.S. Code (previously the Federal Aviation Act of 1958).
"Bill of Sale" shall mean an FAA Bill of Sale whereby title to the Aircraft is in possession of the Owner.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

"Business Day" shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of Florida.
“Cape Town Convention” shall mean the Convention and the Protocol.
"Code" shall mean the Internal Revenue Code of 1986, as it may be amended hereafter, or any comparable successor law.
"Commencement Date" shall mean October 19, 2009.
“Convention” shall mean the Convention on International Interests in Mobile Equipment concluded in Cape Town in November 2001.
"Default" shall mean any event or condition which with notice, lapse of time or both would constitute an Event of Default.
"Engine(s)" shall mean two (2) Pratt & Whitney aircraft engines (respectively bearing manufacturer’s serial numbers PCE-RW0092 and PCE-RW0091) each of which shall be installed on the Airframe as of the Commencement Date, together with any and all Parts thereof.  Each engine is rated at greater than seven hundred fifty (750) or more take off horsepower or its equivalent.
"Event of Default" shall have the meaning specified in Section 17 hereof.
"Event of Loss" shall mean, with respect to the Aircraft, an Engine or any Part thereof, any damage requiring the completion of an FAA Form 337, "Major Repair and Alteration Statement," which results in the payment of an insurance settlement for the actual or constructive total loss of the Aircraft, Engine or any such Part or the loss of use thereof due to the theft, destruction, damage beyond repair or rendition thereof permanently unfit for normal use for any reason whatsoever, or confiscation or seizure of, or requisition of title to or use of the Aircraft.
“Excess Income” shall mean, in any particular month, rental income generated by the Aircraft in excess of the Monthly Owner Proceeds, net of any amounts outstanding and payable to Owner in respect of previous months due to the full amount of Monthly Owner Proceeds not having been remitted to Owner by Manager (any such amount, a “Shortfall Amount”).
"FAA" shall mean the Federal Aviation Administration of the United States or any applicable successor governmental authority charged with the administration or enforcement of United States aviation law.
"Fair Market Sale Value" shall, at any time with respect to the Aircraft, be determined by a recognized independent appraiser selected by Owner, and reasonably satisfactory to Manager, which determination shall be made on the assumption that the aircraft is free and clear of all Liens and is in the condition and repair in which it is required to be returned pursuant to Section 6(a) hereof.
“International Interest” shall have the meaning set forth in the Cape Town Convention.
"Late Charge Rate" shall mean an interest rate per annum equal to the Reference Rate plus two percent (2%) per annum but not to exceed the highest rate permitted by applicable law.
"Lease", when used in this Management Agreement, shall mean and include any applicable lease agreement with respect to the Aircraft  which may be in effect from time to time.
"Liens" shall mean any mortgage, pledge, lien, security interest, charge, encumbrance, financing statement, title retention or any other right or claim of any person with respect to the Aircraft, other than any Owner's Liens or Permitted Liens.
"Loss Payment Date" shall mean with respect to the Aircraft the date on which payment, as described in Section 15(b) hereof, is made to the Owner by the Manager as the result of an Event of Loss with respect to the Aircraft.  The Loss Payment Date shall be within one hundred twenty (120) days of the Payment Date immediately following said Event of Loss.
“Management Agreement” has the meaning set forth in the preamble, and the terms "hereof", "herein", "hereto" and "hereunder" when used in this Management Agreement, shall refer to this Management Agreement.
“Manager” shall have the meaning set forth in the preamble.
“Monthly Owner Proceeds” shall mean $[***] per month.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Owner” shall have the meaning set forth in the preamble.
"Owner's Liens" shall mean any mortgage, pledge, lien, security interest, charge, encumbrance, financing statement, title retention, taxes or any other right or claim of any person claiming through or under Owner other than the interest of Owner as Owner and Owner of the Aircraft hereunder.
"Parts" shall mean any and all avionics, instruments, appliances, furnishings, repairs, parts, appurtenances, accessories and other equipment and attachments incorporated or installed in or attached to the Airframe or any Engine and from time to time incorporated or installed in or attached to the Airframe or any Engine, together with all additions, attachments or accessions to any of the foregoing and all replacements and substitutions for any of the foregoing.
“Patriot Act”  means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.
"Permitted Act" shall mean (a) the execution and delivery by Manager of this Management Agreement and any proper attachment hereto; and any act that Manager is required or expressly permitted to do pursuant to this Management Agreement or other agreement executed in connection herewith.
“Permitted Leases” shall have the meaning set forth in Section 1(a) hereof.
"Permitted Liens" shall mean any of the following: (a) the respective rights of Owner and Manager as herein provided; (b) the rights of others under agreements or arrangements only to the extent expressly permitted by the terms of Section 20; (c) Owner's Liens; (d) Liens for taxes either not yet due or being contested in good faith (and for payment of which, to the extent required by GAAP, adequate reserves have been provided) by appropriate proceedings conducted with due diligence so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Airframe or any Engine or interest therein; (e) materialmen's, mechanics', workmen's, repairmen's, or other like Liens arising in the ordinary course of business for amounts the payment of which is either not yet delinquent or is being contested in good faith (and for the payment of which adequate reserves had been provided) by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Airframe or any Engine or interest therein; (f) salvage rights of insurers under insurance policies maintained pursuant to Section 9; (g) Liens arising out of judgments or awards against Manager with respect to which at the time there shall have been secured a stay of execution and; (h) any other Lien with respect to which Manager shall have provided a bond or other security in an amount and under terms reasonably satisfactory to Owner.  Manager will promptly at its own expense, take such action as may be necessary duly to discharge (by bonding or otherwise) any such Lien not accepted above if the same shall arise at any time.
"Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, governmental authority or other entity of whatever nature.
“Protocol” shall mean the protocol to the Convention on Matters Specific to Aircraft Equipment.
"Payment Date" shall mean each date on which a payment is payable pursuant to Section 4(a) and (b) hereof.
“Reference Rate” shall mean, as of any time of determination, a fluctuating per annum rate of interest equal at all times to the rate of interest announced publicly from time to time by Citibank N.A. as its base rate.
“Shortfall Amount” has the meaning set forth in the definition of Excess Amounts.
“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.
"Stipulated Loss Value" shall mean [***] United States Dollars; provided, that for purposes of Section 15(b) and Section 18(c) hereof, any determination of Stipulated Loss Value as of a date occurring after the final Payment Date shall be made as of such final Payment Date.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

"Term" shall mean the term of this Management Agreement specified in Section 3 hereof.

b.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") consistently applied.

3.  Term.  The term of this Management Agreement shall commence on the Commencement Date and, unless earlier terminated pursuant to the provisions hereof, shall continue for a term of ninety-six months (96) months from the Commencement Date. Owner may terminate this Agreement upon ninety (90) days written notice to the Manager at any time after twelve (12) months from the Commencement Date.

4.  Management Fee.

a.  Manager shall collect, as agent for Owner, all amounts due under Permitted Leases and from such amounts shall, subject to clause (c), and the last sentence of this clause (a), retain, as consideration for Manager’s responsibilities pursuant to this Agreement, a monthly fee for the management of the Aircraft in an amount equal to the lesser of, in any particular month, (i) the Excess Income and (ii) Fifty-Six Thousand, Five Hundred Dollars ($56,500.00) (the “Management Fee”).  Should payments for use of the Aircraft collected and remitted by Manager to Owner result in an aggregate Shortfall Amount greater than Fifteen Thousand Dollars ($15,000.00), then Manager shall advance to Owner such Shortfall Amount within thirty (30) days of the end of such monthly payment period.  The proceeds collected by Manager, as agent for Owner, for the use of the Aircraft pursuant to this Agreement and attributable to Owner shall be paid to Owner on a monthly basis, with the first payment being due one month after the Commencement Date, unless such date does not fall on a Business Day, otherwise the payment shall be made on the Business Day immediately preceding such date.   Any amounts paid pursuant to this Section 4 may exclude taxes and other charges attributable to or payable by either party hereunder.  For each hour, if any, by which usage of the Aircraft under Permitted Leases pursuant to this Management Agreement exceeds [***] hours in any twelve-month period, the Management Fee otherwise due hereunder shall be reduced by $[***] per hour flown over [***] hours, and if no Management Fee is then due, Manager shall promptly pay Owner such amount.

b.  Any amounts advanced to Owner pursuant to clause (a), above, shall, subject to clause (c) below, be repaid by Owner solely from future income from Permitted Leases in excess of the Monthly Proceeds.  In addition, during the period that any advance is outstanding, Manager, at Owner’s request, shall cooperate with Owner in furthering steps to increase Lease activity for the Aircraft, including arranging to lease the Aircraft to any person introduced or referred to Manager by Owner (or to Owner itself) at such lease rate (not less than 75% of the lease rate otherwise applicable) as Owner may specify and otherwise in accordance with the form of Leases already being used for the Aircraft at such time.  At Manager’s option, in lieu of advancing the Shortfall Amount, Manager may pay Owner an amount equal to the Shortfall Amount.  In such event, the discounted flight arrangement described in this section shall not be applicable.

c.  Notwithstanding anything to the contrary, if a management fee is payable to Manager under any Affiliated Management Agreement at a time when there is a Shortfall Amount or an outstanding advance to Owner from Manager pursuant to clause (a) above, then Manager shall reduce its management fee payable thereunder and treat the amount of such reduction as a payment with respect to the Shortfall Amount and/or a repayment of the advance, as applicable.  Similarly, if a Management Fee is otherwise payable hereunder at a time when there is a Shortfall Amount or outstanding amount under any Affiliated Management Agreement, the management fee payable under clause (a) hereof shall be reduced.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

d. The date the Aircraft is delivered to Manager shall be defined as the date the Acceptance Supplement (Exhibit “A”) is executed.  Manager shall provide promptly to Owner a detailed report (including bills, receipts and all other supporting documentation) pertaining to the use, operation and maintenance of the Aircraft for the preceding month (including, without limitation, flight logs, maintenance records, fuel receipts, landing charges, customs fees and access to all supporting records and data to verify actual flight hours and costs of operation of the Aircraft).

e.  Owner shall be permitted to utilize the Aircraft pursuant to the terms of the Management Use & Cross Lease Exchange Agreement attached hereto as Exhibit B.  Any applicable fees for the usage of the Aircraft pursuant to the attached Exhibit B may be deducted from any fees owed to Owner by Manager.

5.  Disclaimer; Assignment of Warranties.

a.  OWNER NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE AND MANAGER HEREBY EXPRESSLY WAIVES ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE AIRCRAFT INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION AS TO THE DESIGN, QUALITY OR CONDITION OF THE AIRCRAFT OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE AIRCRAFT FOR ANY PARTICULAR PURPOSE OR TO AS TO ANY OTHER MATTER RELATING TO THE AIRCRAFT OR ANY PART THEREOF, EXCEPT THAT OWNER WARRANTS THAT ON THE COMMENCEMENT DATE OWNER HAS GOOD AND MARKETABLE TITLE TO THE AIRCRAFT.  OWNER SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE SUSTAINED OR INCURRED DURING OR AFTER THE TERM HEREOF ARISING OUT OF THE USE OR OPERATION OF THE AIRCRAFT.  MANAGER, FOR ITSELF, ITS SUCCESSORS, ASSIGNS AND INVITEES WAIVES, RELINQUISHES AND RENOUNCES ANY AND ALL DAMAGE CLAIMS AGAINST OWNER WHICH MANAGER, ITS SUCCESSORS, ASSIGNS AND INVITEES CAN OR MAY HAVE AGAINST OWNER ARISING FROM THE USE OR OPERATION OF THE AIRCRAFT.

OWNER NEITHER MAKES NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE ACCOUNTING TREATMENT TO BE ACCORDED TO THE TRANSACTIONS CONTEMPLATED BY THIS MANAGEMENT AGREEMENT OR AS TO ANY TAX CONSEQUENCES AND/OR TAX TREATMENT THEREOF.

b.  Owner hereby assigns to Manager such right as Owner may have (to the extent Owner may validly assign such rights, and to the extent same exist - no warranty or representation as to whether such warranties exist shall be deemed to have been made by Owner) under all manufacturers' and suppliers' warranties with respect to the Aircraft provided, however, that the foregoing rights shall automatically revert to Owner upon the occurrence and during the continuance of any Event of Default hereunder, or upon the return of the Aircraft to Owner at termination of this Agreement.  Manager agrees to settle all claims with respect to the Aircraft directly with the manufacturers or suppliers thereof, and to give Owner prompt notice of any such settlement and the details of such settlement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

c. Owner covenants that during the Term, as long as no Event of Default shall have occurred and be continuing, Owner shall not interrupt the use and quiet enjoyment of the Aircraft pursuant to Permitted Leases or the activities of Manager under this Agreement.

6.  Delivery; Return.

a. The Aircraft shall be delivered to Manager at an agreed upon location, but not within the State of Florida, and, subject to Manager’s purchase option in Section 6(d) below, upon termination hereof shall be returned to Owner at a location that shall be agreed upon by the parties.  Manager has inspected the Aircraft utilizing the services of experts selected by Manager, and at the time of delivery Manager shall be deemed to accept delivery of the Aircraft “AS IS, WHERE IS” and with all faults.  Owner makes no warranty concerning the Aircraft of any type, express or implied, including any warranty of fitness for a particular use or otherwise.

Manager shall cause to be affixed to the Airframe and each Engine a placard identifying the Airframe and each Engine as the property of Owner, and Manager shall make the Aircraft and all parts and components thereof available to Owner for this purpose.  The placard for the Airframe shall be affixed in the vicinity of the Aircraft door on the interior of the Aircraft and shall be clearly and prominently visible to all persons entering or exiting the Aircraft.  The placard for each Engine shall be affixed to each Engine so that it shall not impair such Engine but shall be located within the engine nacelle of each Engine and shall be clearly visible to all persons removing each engine nacelle to perform work or service on each Engine.

In the event that the Aircraft is returned to Owner for any reason, the Manager shall: (I) Insure that any and all distinctive markings placed on the Aircraft by Manager or its agents are removed, painted over and blended in a workmanlike manner at the expense of Manager; (ii) Insure that the Aircraft is fully equipped and have installed thereon the Engines and any and all Parts as were installed or incorporated in or attached to the Aircraft as of the Commencement Date (or subject to such replacements, substitutions and changes permitted by or required pursuant to the terms hereof); (iii) Insure that the Aircraft shall be duly certified as an airworthy aircraft by the FAA and be returned with a valid certificate of airworthiness issued under the Federal Aviation Regulations, or its equivalent and that the Aircraft will be in full compliance with the original type certificate data sheet; (iv) Insure that the Aircraft shall be in the condition and repair required to be maintained by Section 11 hereof, free and clear of all Liens; (v) Insure that Owner shall receive all logs, manuals and data and all inspection, modification and overhaul records required to be maintained with respect to the Aircraft under applicable rules and regulations of the FAA and any other governmental authority having jurisdiction; (vi) Transfer to the Owner at the sole cost of the Manager the engine maintenance program(s), if any (i.e., MSP Gold, JSSI, Dallas Airmotive, etc.), applicable to the Aircraft as well as any computerized maintenance program; (vii) in the event Manager desires to change and/or retain the United States "N" registration number that is currently on the airframe or engine nacelles or any subsequent "N" registration assigned to the Aircraft at the time of return, Manager, at its sole expense, shall make application to the FAA for a new "N" registration number designated by Owner, and shall have such new number painted on the Aircraft in such a location and to such specifications as Owner shall reasonably direct; (viii) insure (if the engine maintenance program applicable to the Aircraft is not then in full force and effect) the completion within thirty (30) days prior to the return of the Aircraft the next required and/or scheduled airframe inspection; (ix) insure that all Airframe, Engine and related systems components have a minimum of fifty percent (50%) of the scheduled and/or required hourly, cycle or calendar life limitations and or inspection interval remaining if the engine maintenance programs applicable to the Airframe and Engines are not then in full force and effect.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

b.  In the event systems components do not meet the conditions set forth in Paragraph (a)(ix) herein above and the engine maintenance programs applicable to the Airframe and Engines are not then in full force and effect, Manager shall pay Owner an amount equal to the sum of (i) for each Engine, the product of the current estimated cost of the next anticipated or recommend hot section inspection ("HSI") or major periodic inspection ("MPI") (including in such estimated cost all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (zero "O" if negative) of (x) the actual number of hours (cycles or calendar increment should that be the limiting factor) of operation since the previous HSI or MPI, minus (y) fifty percent (50%) of the manufacturer's recommended total operating hours, cycles or calendar increment between HSI or MPI inspections, and the denominator shall be the total operating hours, cycles or calendar time between HSI or MPI inspections, plus (ii) for each Engine the product of the current estimated cost of the next anticipated or recommended overhaul ("OH") or core zone inspection ("CZI") (including in such estimated cost all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (zero "O" if negative) of (x) the actual number of hours (cycles or calendar increment should that be the limiting factor) of operation since the previous OH or CZI, minus (y) fifty percent (50%) of the manufacturer's recommended total operating hours, cycles or calendar increment between OH or CZI inspections, and the denominator shall be the total operating hours, cycles or calendar time between OH or CZI inspections, plus (iii) for any Airframe inspections and/or related systems components the product of the current estimated cost of the next anticipated or recommend Airframe or related systems components inspection(s) (to include x-ray and non-destructive testing ("NDT") inspections) or component overhaul (including in such estimated cost all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (zero "O" if negative) of (x) the actual number of hours (cycles or calendar increment should that be the limiting factor) of operation since the previous Airframe or related systems components inspection(s) (to include x-ray and NDT inspections) or component overhaul minus (y) fifty percent (50%) of the manufacturer's recommended total operating hours, cycles or calendar increment between Airframe ore related systems components inspections (to include x-ray and NDT inspections) or component overhaul, and the denominator shall be the total operating hours, cycles or calendar time between Airframe or related systems components inspections (to include x-ray and NDT inspections) or component overhaul.  All the foregoing shall be considered as supplemental rent and shall be due upon presentation to Manager of an invoice setting forth in reasonable detail he calculation of such amounts due including the names of all sources used for the required cost estimates.  Unless Owner and Manager agree to alternate source(s), the manufacture of the Airframe, Engines and related systems components shall be used as the source for all inspection, repair and overhaul costs.

c. Overhaul.  In the event that the Aircraft is returned to the Owner for any reason, Manager will arrange for the Airframe and each Engine to be inspected and/or overhauled.

d.  Manager Right of First Refusal.  Unless this Agreement is terminated prior to the end of the ninety-six (96) month term of this Agreement, Manager shall have a right of first refusal to purchase the Aircraft at the end of the term of this Agreement from Owner at a price to be negotiated in good faith between the parties. Manager and Owner shall meet to discuss any such purchase no later than ninety (90) days before the end of the Term.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

7.  Representations and Warranties.  In order to induce Owner and Manager to respectively enter into this Management Agreement, and for Manager to manage the Aircraft for Owner, Owner represents with respect to Owner, and Manager represents and warrants with respect to Manager, that:

a.  Organization.  Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.   For purposes of the Cape Town Convention, Owner and Manager are each situated in the “Contracting State” (as defined in the Cape Town Convention) of the United States of America.

b. Power and Authority.  Owner and Manager each has full limited liability company or corporate power, authority and legal right, respectively, to execute, deliver and perform this Management Agreement and the execution, delivery and performance of this Management Agreement have been duly authorized by all necessary action of Owner and Manager respectively.

c. Enforceability.  This Management Agreement has been duly executed and delivered by each of Owner and Manager and constitutes the legal, valid and binding obligation of Owner and Manager, respectively, enforceable in accordance with its terms.

d. Consents and Permits.  The execution, delivery and performance of this Management Agreement does not require any stockholder or member approval or approval or consent of any trustee or holders of any indebtedness or obligations of Owner or Manager; and will not contravene any law, regulation, judgment or decree applicable to Owner or Manager, or the certificate of incorporation/organization/formation or by-laws/regulations/Management Agreement of Owner or Manager; and will not contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon any property of Owner or Manager under any mortgage, instrument or other agreement to which Owner or Manager is a party or by which Owner or Manager or its respective assets may be bound or affected.

e. No Litigation.  There is no action, suit, investigation, or proceeding by or before any court, arbitrator, administrative agency, or other governmental authority pending or threatened against or affecting Owner or Manager (a) which involves the transactions contemplated by this Management Agreement or the Aircraft; or (b) which, if adversely determined, would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Owner or Manager.

f. No Defaults.  Neither Owner nor Manager is in default, and no event or condition exists which after giving of notice or lapse of time or both would constitute an event of default, under any mortgage, indenture, contract, agreement, judgment or other undertaking to which Owner or Manager is a party or which purports to be binding upon Owner or Manager or upon any of their respective assets, except for any such default, event or condition which, individually or in the aggregate, would not materially affect Owner’s or Manager's ability to perform its obligations under this Management Agreement.

g. Information.  All information supplied by Manager or any Affiliate of Manager, to Owner or any appraiser, with respect to the Aircraft or any part thereof, was accurate and complete at the time given and Manager has notified Owner of any material change in any information so supplied.

h. No Warranties:  Manager has inspected the Aircraft utilizing the services of experts selected by Manager, and at the time of delivery Manager shall be deemed to accept delivery of the Aircraft “AS IS, WHERE IS” and with all faults.  Owner makes no warranty concerning the Aircraft of any type, express or implied, including any warranty of fitness for a particular use or otherwise.  Manager is knowledgeable and sophisticated in the use, maintenance and operation of aircraft and has selected this Aircraft based upon its own expertise, or the use of experts of its own selection, and is not relying upon any statement, representation or warranty of Owner, all of which are expressly excluded and disclaimed and all claims related thereto or arising therefrom are waived, relinquished and renounced by Manager.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

8.  Liens.  Manager will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Aircraft.  At the time of execution hereof, there are no Liens, security interests, mortgages, claims, charges, “international interests” (as defined in the Cape Town Convention or other encumbrances (whether or not registered or filed at the FAA or the International Registry or elsewhere) in or on the Aircraft, other than Liens in favor of Owner or Owner’s lender.

9.  Insurance.  On or before the Commencement Date, and throughout the Term of this Agreement, or throughout the term of any Permitted Lease, and until such time as physical possession and control of the Aircraft is returned to Owner as provided herein, Manager shall obtain and maintain, at all times on the Aircraft (including the Airframe and Engines), at its sole expense, "all-risk" aircraft physical damage insurance (covering ground, flight and taxiing exposures) and comprehensive general and aircraft liability insurance (covering bodily injury and property damage exposures) including, but not limited to, passenger liability, third party liability, contractual liability insurance in such amounts against such risks and in such form, as is customary for corporations similarly situated as Manager or otherwise as shall be reasonably satisfactory to Owner and with insurers or recognized responsibility; provided, that such insurance shall include, without limitation, the following: (i) "all-risk" physical damage insurance on the Aircraft in an amount which shall not on any date be less than Five Million Six Hundred Thousand ($US 5,600,000.00) United States Dollars with war risk coverage (to include seizure, detention and confiscation coverage) as well as legal liability and hijacking coverage; (ii) comprehensive aircraft liability insurance in an amount which shall not on any date be less than One Hundred Million ($US 100,000,000.00) United States Dollars and which shall name Owner as additional insured; and (iii) coverage against hijacking and acts of terrorism exposures in an amount which will be not less than One Hundred Million ($US 100,000,000.00) United States Dollars and which shall name Owner, as well as any lien holder designated by Owner, as loss payee and which, for liability purposes, shall name Owner as additional insured.  If the Aircraft is operated outside the continental United States, in addition to the above requirements, War Risk Insurance, including Confiscation, Expropriation, Nationalization and Seizure is required to be maintained.  Additionally, each insurance policy shall, among other things, require that the insurer give Owner at least thirty (30) days prior written notice (or such lesser period as may be applicable in case of war risk insurance)(at each of the addresses of notice to Owner set forth in Section 22 hereof) of any alteration in or cancellation of the terms of such policy, and require that the interest of Owner (and Owner’s lender, if any) be continued insured regardless of any breach of or violation by Manager of any warranties, declarations or conditions contained in such insurance policy.  In no event shall Owner be responsible for premiums, warranties, conditions or representations to any insurer or any agent thereof.  The insurance maintained by Manager shall be primary without any right of contribution from insurance which may be maintained by Owner.  Manager shall furnish to Owner a certificate or other evidence reasonably satisfactory to Owner that such insurance coverage is in effect; provided, however, that Owner shall be under no duty to ascertain the existence or adequacy of such insurance.  An agreement by the United States government or any subdivision or agency thereof to insure against or indemnify for substantially the same risks to the same amount will satisfy the requirements of this Section 9.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

10. Taxes.

a. General Tax Indemnity. Manager shall be liable for, and shall indemnify and hold harmless Owner against, any and all federal, state or local income, excise, sales, use, ad valorem, property, luxury, value added, rental or other taxes, charges or assessments of any nature whatsoever (other than any income tax measured solely by Owner’s net income), together with any and all additions to tax, interest, penalties or fines thereon, arising, incurred, or imposed at any time in connection with (i) the use and operation of the Aircraft by Manager, (ii) the lease of the Aircraft to any of Manager’s program participants, (iii) the payment of any amounts due and payable under this Agreement, or (iv) compliance with any provision of this Agreement.  Neither party to this Agreement makes no warranty to the other as to any potential tax benefits or tax liabilities of this Agreement or any agreements related to this Agreement or transaction.

b.  Notwithstanding anything to the contrary in this Section 10, no amount shall be payable to Owner as an indemnity under Section 10, to the extent such indemnity is the result of one or more of the following:

 i.  Any event as a result of which Manager has paid in full in accordance with this Operating Stipulated Loss Value, but only to the extent that the loss of deductions or inclusion shall have been taken into account in calculating the Stipulated Loss Value;
 ii.  Any change in Tax Law (other than a change in applicable rates);
 iii. The willful misconduct or gross negligence of Owner;
 iv.  Any misrepresentation by Owner in this Management Agreement;
 v.  The failure by Manager to provide information requested by Owner and needed by Owner to prepare its Federal, state or local income tax returns;
 vi. The applicability to Owner of Section 55, 56, 57, 58, 291, 465, 467 or 469 of the Code or any successor provision or any treasury regulations thereunder;
 vii. The treatment of an Item of Equipment as either public utility property within the meaning of Section 168(i)(10) of the Code as a result of the identity of Owner or any activity of Owner that is unrelated to the transactions contemplated by this Management Agreement;
 viii. Any change in the Owner's taxable year; or
 ix.  Any inaccuracy in the conclusions expressed in the appraisal report referred to in Section 22 hereof unless the inaccuracy is attributable to the inaccuracy of any information provided by Manager to the appraiser.

c.  For the purposes of this Section 10 only, the term "Owner" shall include LW Air I LLC, any assignee and each other member, limited liability company, or corporation of which is included in LW Air I LLC, if consolidated or combined Federal, state or local income tax returns are filed for such group.

11. Management of the Aircraft and Aviation Support Services.

a.  Limitations on Aircraft Use.  Owner and Manager each agree that, while the Aircraft is under the control of either party, each will: use the Aircraft in a careful and proper manner; comply with and conform to all applicable governmental laws, rules, regulations and orders thereto; cause the Aircraft to be operated in accordance with the manufacturer's or supplier's instructions or manuals; and conduct, or cause to be conducted, a thorough pre-flight inspection of the Aircraft and all pre-flight action required by the Federal Aviation Regulations.  Owner and Manager further agree that, while the Aircraft is under the control of either party, neither will: operate, use or maintain the Aircraft in violation of any airworthiness certificate, license, law, statute, rule, regulation or registration relating to the Aircraft or aviation nor use the Aircraft (or permit the Aircraft to be used) in violation of any criminal law, rule, statute or regulation of the United States of America or any other nation state or sub-division thereof; or use the Aircraft to carry or transport contraband or unauthorized persons.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

b.  Geographic Limits.  Owner and Manager each agree to limit operation of the Aircraft to the continental United States, Canada, Mexico, and the Caribbean Basin and further to limit such operation to geographic areas that Owner may from time to time designate; provided that under no circumstances will either party permit the Aircraft to be operated in  any area excluded from coverage by any insurance required by the terms of Section 9 hereof (or not specifically and fully covered by such insurance), or any recognized or threatened area of hostilities unless fully covered, without limitation, to Owner's satisfaction by hull, political, expropriation, hijacking and war risk insurance, in each case unless the Aircraft is operated or used under contract with the government of the United States or any agency or instrumentality thereof under which contract the government assumes the liability in form and substance acceptable to Owner for substantially the same risk in at least the same amounts as would be covered by such insurance.

c. Management Services.  Manager, at its sole cost and expense, shall at all times:

   i.  cause the Aircraft to be and remain duly registered under the laws of the United States of America in the name of Owner as owner;

  ii.  keep, service, repair, maintain and overhaul the Aircraft utilizing the services of FAA approved maintenance facilities and FAA licensed personnel (A) in compliance with the FARs and with all FAA Airworthiness Directive and manufacturers' recommended and mandatory Service Bulletins, (B) in compliance with the applicable manufacturer's or supplier's recommended maintenance, service and overhaul procedures and schedules and in compliance with Manager’s FAA-approved FAR Part 135 maintenance program, and comply with all applicable engine maintenance programs, if any, and keep same in full force and effect (at Manager’s sole cost and expense), and good standing making all reports required to the engine program administrator and pay all remittances due, (C) with respect to the Engines enroll, and maintain current and in good standing in accordance with the engine manufacturers requirements and in compliance with the recommended procedures and schedules of any overhaul, service or maintenance contract relating to the Engines and Manager’s FAA-approved FAR Part 135 maintenance program, (D) so as to keep the Aircraft in as good repair and operating condition (and to furnish all parts, replacements, mechanisms, devices and services required therefore) as when delivered to Owner, reasonable wear and tear excepted, and (E) so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times under the Aviation Act and so as to comply with the original type certification data sheet; provided, however, if the airworthiness certificate is withdrawn, then, subject to Section 15 hereof, so long as Manager is taking or causing to be taken all necessary action to promptly correct the condition which caused such withdrawal, no Event of Default shall arise from such withdrawal.  Owner, which represents that it employs no maintenance personnel, may in its sole discretion refuse to permit any person to perform maintenance on the Aircraft for any reason or no reason; this power is not intended, and shall not be used by Owner, to influence operational control of the Aircraft.  Nothing herein shall prevent Manager from taking the Aircraft out of service for maintenance or modification permitted hereunder or for storage in accordance with applicable FAA requirements;

  iii.  maintain all records, logs and other materials required by the FAA to be maintained in respect of the Aircraft.  All repairs, parts, replacements, mechanisms, devices and services installed or made under this Subsection 11(c) shall be and remain free and clear of any Liens and shall immediately, without further act, become the property of Owner and part of the Aircraft;

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

iv. arrange for and coordinate and schedule all use of the Aircraft, whether by Owner or Manager or under Permitted Leases; and

v. use best efforts to market the Aircraft for lease pursuant to Permitted Leases. All lease payments payable to Owner pursuant to this Agreement collected by Manager as agent for Owner and remitted to Owner (net of the Management Fee applicable thereto) shall be made monthly.

d.  Manager will not make or authorize any improvement, change, addition or alteration to the Aircraft (i) if such improvement, change, addition or alteration will impair the originally intended function or use of the Aircraft or impair the value, utility or remaining useful life of the Aircraft as it existed immediately prior to such improvement, change, addition or alteration, except that the value (but not the utility, condition, remaining useful life or airworthiness) of the Aircraft may be reduced by the value of the Parts that Manager deems obsolete or no longer suitable or appropriate for use in the Airframe if replaced by an equivalent Part of equal or greater value, utility, condition and airworthiness. If any parts installed in or attached to or otherwise becoming a part of the Aircraft as a result of any such improvement, change, addition or alteration shall not be readily removable without damage to the Aircraft, such Parts shall become property of Owner.  If no Event of Default shall have occurred and be continuing, any Part which is added to the Aircraft not described in the immediately preceding sentence and which is not a replacement or substitution for any property which was a Part of the Aircraft, shall remain the property of Manager and may be removed by Manager at any time prior to the expiration or other termination of the Operating Term.  All such parts shall be and remain free and clear of any Liens.  Any such Part which is not so removed prior to the expiration or other termination of the Operating Term shall, without further act, become the property of Owner.  In the event that any law, rule or regulation or order applicable to the Aircraft requires alteration, repair or modification of the Aircraft during the Term, Manager will, at Manager's sole expense (utilizing the services of FAA approved maintenance facilities and personnel), conform thereto, or obtain conformance therewith, maintain the same in proper operating condition under such laws, rules, regulations and orders, and such alterations, repairs and modifications shall immediately, without further act, become the property of Owner and part of the Aircraft.

e.  Manager agrees that all service, repair, maintenance and overhauls of the Aircraft or any part thereof undertaken or performed during the Term shall be performed solely by FAA approved maintenance facilities and FAA approved service personnel to the extent required by applicable law or regulation.

f.  The parties intend that the primary base of the Aircraft be [location.]  Notwithstanding any Permitted Lease, Owner shall provide Manager with reasonable access to and use of the Aircraft, at Manager’s operating bases, for the purposes of conducting all training, testing, and maintenance that is necessary for compliance with the FARs and Manager’s manuals, policies, and procedures.

12.  Operational Control and Flight Crews.

a.  Owner Retains Operational Control.  Except when a transfer of operational control occurs pursuant to a Permitted Lease, Owner shall have and retain operational control of the Aircraft and possession, command, and control thereof and holds sole authority over initiating, conducting, or terminating a flight.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

b.  Provision of Flight Crew.  Owner shall only operate the Aircraft, or cause or permit the Aircraft to be operated, with professionally trained and qualified pilots, including at least one pilot-in-command and one second-in-command, commonly defined as “Flight Crew,” that are provided or caused to be provided by Manager.  During all flights on the Aircraft during the Term, the Pilot-in-Command (as defined in FAR 1.1) shall have full authority to take all actions necessary, in the sole discretion of the Pilot-in-Command, to (i) provide for the safety of the Aircraft and the passengers, crew or cargo thereon, and (ii) enable the safe operation of each such flight.  Owner, which represents that it employs no such pilots, may in its sole discretion reject any flight crewmember for any reason or no reason; this power is not intended to and shall not be used to influence operational control of the Aircraft.

13. Identification.  Manager shall, at Owner's expense, attach to the Aircraft or any part of the Aircraft a notice reasonably satisfactory to Owner disclosing Owner's ownership thereof.

14. Inspection. Owner or its authorized representative may, at such time as the Aircraft is in the possession of the Manager, at any reasonable time or times during business hours, inspect the aircraft and the books and records of Manager.

15. Loss or Damage.

a.  All risk of loss, theft, damage or destruction to the Aircraft or any part thereof, however incurred or occasioned, shall be borne by Manager and, unless such occurrence constitutes an Event of Loss pursuant to paragraph (b) of this Section 15, Manager shall promptly cause the affected part or parts of the Aircraft to be replaced or restored to the condition and repair required to be maintained by Section 11 hereof.  Upon the occurrence of an Event of Loss with respect to an Engine or a Part not resulting in an Event of Loss with respect to the Airframe, Manager will promptly substitute such Engine or Part with an Engine or part having the equivalent value, utility and economic life.

b.  If an Event of Loss with respect to the Aircraft shall occur, at Manager's election, Manager shall (i) promptly give Owner written notice thereof, and Manager shall pay to Owner on the Loss Payment Date an amount equal to the sum of (x) the Stipulated Loss Value of the Aircraft computed as of the Payment Date with respect to the Aircraft on or immediately preceding the Loss Payment Date; and (y) all rent and other amounts due to be remitted to Owner hereunder for the Aircraft on or prior to the Loss Payment Date or (ii) within sixty (60) days after the occurrence of an Event of Loss give written notice to Owner of its intention to substitute within one hundred twenty (120) days of an occurrence of an Event of Loss an aircraft of identical make and model having the equivalent value, utility and economic life as the Aircraft.  In the event Manager exercises its option under clause (i) of this paragraph, upon payment of such amount to Owner, this Management Agreement shall terminate, and Owner will transfer to Manager all of Owner's right, title and interest in and to the Aircraft on an "as is, where is" basis, without recourse and without representation or warranty, express or implied, other than a representation and warranty that the Aircraft is free and clear of any Owner's Liens.

c.  Any payments received at any time by Owner or Manager from any insurer with respect to loss or damage to the Aircraft shall be applied as follows: (i) if such payments are received with respect to an Event of Loss they shall be paid to Owner, but to the extent received by Owner, (x) they shall reduce or discharge, as the case may be, Manager's obligation to pay the amounts due to Owner under Section 15(b) hereof with respect to such Event of Loss, or (y) if the Aircraft is being replaced pursuant to Section 15(b) they shall be paid to Manager on the consummation of the closing for such replacement; and any excess above Stipulated Loss Value shall be paid to Manager; or (ii) if such payments are received with respect to any loss of or damage to the Aircraft other than an Event of Loss, such payment shall, unless a Default or an Event of Default shall have occurred and be continuing, be applied to the repair of the Aircraft or paid to Manager forthwith upon completion of such repairs.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

If an Event of Default shall have occurred and be continuing, such payments shall be paid to Owner and applied to any amount due and payable to Owner hereunder.  Both Owner and Manager agree to cooperate with each other to ensure that any payments from insurers are paid in accordance with this subsection.

16. General Indemnity.

a. Claims Indemnified.  Subject to the exclusions stated in Section 16(b) below, Manager assumes liability for, and shall indemnify, protect, save and keep harmless Owner and its agents, servants, successors and assigns (an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses, including reasonable legal expense, of whatsoever kind and nature, imposed on, incurred by or asserted against any Indemnitee, in any way relating to or arising out of this Management Agreement or the enforcement hereof, or the manufacture, ordering, purchase, acceptance, rejection, ownership, possession, use, selection, delivery, lease, operation, condition, sale, return or other disposition of the Aircraft or any part thereof (including, without limitation, latent or other defects, whether or not discoverable by Manager or any other person, any claim in tort for strict liability and any claim for patent, trademark or copyright infringement); provided, however, that Manager shall not be required to indemnify any Indemnitee for loss or liability arising from acts or events which occur after the Aircraft has been returned to Owner in accordance with this Management Agreement, or for loss or liability resulting solely from the willful misconduct or gross negligence or sole negligence of such Indemnitee.  The provisions this Section shall survive the expiration or earlier terminating of this Management Agreement.

b. Claims Excluded.  Notwithstanding Section 16(a) above, Manager shall not be obligated to indemnify any Indemnitee for:

  i.  Any claim that is a tax;

  ii.  Any claim to the extent attributable to the gross negligence or willful misconduct of, or the breach of any contractual obligation by, or the falsity or inaccuracy or breach of any representation or warranty by such lndemnitee;

  iii.  Any claims attributable to acts or events occurring after the expiration of the Term unless the Aircraft is not returned in circumstances where Manager is required by the terms hereof to return the Aircraft, in which case the foregoing exclusions shall apply only to claims attributable to acts or events occurring after any such return;

  iv.  Any claims attributable to the voluntary offer, sale or disposition by or on behalf of such Indemnitee of its interest in the Aircraft or any part thereof or any security, or except pursuant to this Management Agreement;

  v.  Any claims that are ordinary and usual operating or overhead expenses;

  vi.  Any claims that constitute costs and expenses of any Indemnitee that Manager is not required to pay pursuant to any other provision of this Management Agreement, unless such costs and expenses are indemnified as part of a claim under this indemnity;

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

  vii.  Any claims for a diminution in value of the Aircraft that results from the existence during the Term of any Owner's Lien;

  viii. Any claims attributable to any loan transaction relating to the Aircraft;

  ix.  Any claims attributable to the authorization or giving or withholding of consent to, or to the preparation, execution, delivery or filing of, any future amendments, supplements, waivers, or consents with respect to any of the documents relating to this Management Agreement other than (a) as have been requested by Manager, (b) as are required or contemplated by (and, if contemplated by, in compliance with) the provisions of this Management Agreement in order to give effect thereto or necessary to accomplish the purposes thereof, (c) as are required by applicable law or (d) after the occurrence of an Event of Default;

  x.  Any claim attributable to any "prohibited transaction" within the meaning of Section 4975(c)(i) of the Code;

  xi.  Any claim attributable to the bankruptcy or insolvency of any Person other than Manager;

  xii.  Any claim that is a fee or expense of any trustee appointed without the consent of Manager unless such fee or expense is attributable to an Event of Default; or

  xiii.  Any claim relating to insurance maintained by or for the benefit of an Indemnitee that Manager is not required to maintain at its own cost and expense pursuant to Section 9 of this Management Agreement.

17. Events of Default. The following events shall each constitute an event of default (herein called "Event of Default") under this Management Agreement:

a.  Manager shall fail to remit to Owner or make any payment of rent collected by Manager as agent for Owner or other amount owing hereunder, including the failure to accurately report hours of operation of the Aircraft and remit the appropriate maintenance reserve, within ten (10) days after the date when due; or

b.  Manager shall fail to maintain the insurance required by Section 9 hereof or to perform or observe any of the covenants contained in Sections 11 (a), (b) & (c), 14 or 20 hereof; or

c.  Manager shall fail to perform or observe any other covenant, condition or agreement to be performed or observed by it with respect to this Management Agreement and such failure shall continue unremedied for thirty (30) days after the date on which such performance was due; or

d.  Manager shall fail to maintain the Engines in accordance with the Engine manufacturers maintenance program and provide monthly reports and proof that the Engines have been maintained in accordance with the requirements and recommendations of the Engine manufacturer; or

e.  Any material representation or warranty made by Manager herein shall prove at any time to have been untrue or misleading in any material respect as of the time when made and such incorrectness shall continue to be material and unremedied for a period of thirty (30) days after written notice thereof by Owner; or

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

f.  The entry of a decree or order for relief by a court having jurisdiction in respect of Manager, adjudging Manager a bankrupt or insolvent, or approving as properly filed a petition seeking a reorganization, arrangement, adjustment, or composition of or in respect of Manager in an involuntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) of Manager or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) days; or

g.  The institution by Manager of proceedings to be adjudicated a bankrupt or insolvent, or the consent by Manager or Guarantor to the institution of bankruptcy or insolvency proceedings against it or him, or the commencement by Manager of a voluntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by Manager to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, of sequestrator (or other similar official of Manager or of any substantial part of Manager’s property, or the making by Manager of any assignment for the benefit of creditors or the admission by Manager of inability to pay debts generally as they become due or willingness to be adjudicated a bankrupt or the failure of Manager generally to pay debts as they become due or the taking of corporate action by Manager in furtherance of any of the foregoing; or

Provided that, notwithstanding anything to the contrary contained in this Management Agreement, any failure of Manager to perform or observe any covenant, condition, or agreement herein shall not constitute an Event of Default if such failure is caused solely by reason of an event referred to in the definition of Event of Loss so long as Manager continues to comply with the applicable terms of Section 15.

18. Remedies.  Subject to applicable local law requirements, upon the occurrence of any Event of Default hereunder and so long as the same shall be continuing, Owner may, at its option, declare this Management Agreement to be in default, and at any time thereafter so long as the Event of Default shall be continuing, Owner may terminate this Management Agreement and exercise one or more of the following remedies, as Owner in its sole discretion shall lawfully elect:

a.  Demand that Manager, and Manager shall at its expense upon such demand, return the Aircraft promptly to Owner, in the condition required by Section 6 of this Management Agreement, at such place in the continental United States of America as Owner shall specify, or Owner, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of the Aircraft and remove the same by summary proceedings or otherwise, all without liability for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise;

b.  Owner may exercise any other right or remedy which may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Management Agreement.

In addition, Manager shall be liable for any and all lease payments under Permitted Leases collected by Manager as agent for Owner and not yet remitted to Owner and other amounts due hereunder before or during the exercise of any of the foregoing remedies and for all reasonable legal fees and other costs and expense incurred by reason of the occurrence of any Event of Default or the exercise of Owner's remedies with respect thereto, including all costs and expenses incurred in connection with the placing of the Aircraft in the condition required by Sections 6(a) and 11 hereof.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

No remedy referred to in this Section 18 is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Owner at law or in equity; and the exercise or beginning of exercise by Owner of any one or more of such remedies shall not preclude the simultaneous or later exercise by Owner of any or all such other remedies.  No express or implied waiver by Owner of an Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.  To the extent permitted by applicable law, Manager hereby waives any rights now or hereafter conferred by statute or otherwise which may require Owner to retain a new manager or to sell, or lease  or otherwise use the Aircraft in mitigation of Owner's damages or losses or which may otherwise limit or modify any of Owner's rights or remedies under this Management Agreement.

19. Owner's Right To Perform.  If Manager fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its other agreements contained herein, Owner may itself make such payment or perform or comply with such agreement, and the amount of such payment and the amount of reasonable expenses of Owner incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be (together with interest thereon at the Late Charge Rate), shall be payable by Manager to Owner on demand.

20. Assignment.  Manager shall not attempt to sell, assign or dispose of the Aircraft, or any interest herein or therein, or any part thereof, without Owner's prior written consent and, without making all filings and registrations with the International Registry maintained pursuant to the Cape Town Convention deemed necessary or advisable by Owner to protect its interest herein and in the Aircraft.  Manager will not, without the prior written consent of Owner, assign this Management Agreement or any interest herein.

Manager shall warrant and defend title to the Aircraft in favor of Owner against all claims and demands of all other persons claiming any interest therein by, through or under Manager and shall not create, incur or suffer to exist any Lien or any Irrevocable De-Registration and Export Request Authorization ("IDERA") with respect to the Aircraft filed or to be filed with the International Registry, the FAA or elsewhere, other than those in favor of Owner or Owner’s lender.

Notwithstanding the foregoing, Manager shall at any time during the Term be entitled to (i) deliver possession of the Airframe or any Engine or any Part to the manufacturer thereof or to any organization for testing, service, repair, maintenance, overhaul work or other similar purposes or for alterations or modifications or additions required or permitted by the terms of this Management Agreement and (ii) transfer possession of the Airframe or any Engine to the United States of America as required by applicable law.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

21. Notices.  Notices sent by acceptable courier services shall be deemed received when delivered and evidenced by proper receipt.  All other notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been given or made when sent by telefacsimile or ten (10) days after deposited in the United States mail, first class postage prepaid, addressed as follows or to such other address as any of the following persons may from time to time designate in writing to the other persons listed below: A copy of all notices sent to Owner shall be sent to Owner’s Counsel, [***]

Owner:	LW AIR I LLC
750 Lexington Ave, 25th Floor
New York, NY 10022
ATTN: Lorne Weil

Manager:	Avantair, Inc.
4311 General Howard Drive
Clearwater, Florida 33764
ATTN: Tom Palmiero

22. Conditions Precedent to Owner’s Obligations.  Owner shall not be obligated to accept and execute the Management Agreement hereunder unless:

a. Insurance.  Owner shall have received evidence satisfactory to it as to the due compliance by Manager with the provisions regarding insurance contained in Section 9 hereof.

b. Owner's Title.  Owner shall have received good and marketable title to the Aircraft, free and clear of any Liens, and all filings, recordings and other actions that are necessary or desirable in order to establish, protect and preserve Owner's title to and ownership of the Aircraft shall have been duly effected, including, without limitation, the receipt by Owner of a duly completed, executed and delivered FAA Bill of Sale.  In addition, Owner shall have received evidence satisfactory to it that, immediately prior to the transfer of the title to the Aircraft to Owner by the seller thereof, such seller has good and marketable title to the Aircraft.  The international interest created hereby in the Aircraft pursuant to the provisions of the Cape Town Convention shall be registered with the International Registry, and Manager hereby consents to such registration and authorizes Owner to effect all such registrations with the International Registry.  No international interest created in favor of Owner shall be discharged without the prior written consent of Owner.

c. Airworthiness Certificate.  Owner shall have received a copy of the FAA airworthiness certificate for the Aircraft.

d. FAA Registration; FAA Filings; International Interest.  Owner shall have received evidence satisfactory to it and its special FAA counsel that the Aircraft is currently properly registered (including, without limitation, a copy of the current Certificate of Aircraft Registration), that a proper Application for Registration for the Aircraft in Owner's name has been submitted to the FAA and that the FAA Bill of Sale covering the Aircraft from the seller thereof has been properly filed for record.  The international interest created hereby in the Aircraft pursuant to the provisions of the Cape Town Convention shall be registered with the International Registry.

e. Representations True; No Default or Event of Default.  All representations and warranties of Manager contained herein or in any certificate furnished to Owner in connection herewith shall be true and correct on and as of the date of the Supplement with the same force and effect as if made on and as of such date; no Event of Default or Default shall be in existence on such date or shall occur as a result of the management by Manager of the Aircraft specified in the Supplement.

f. No Material Adverse Change.  In the reasonable judgment of Owner, there shall have been no material adverse change in the financial condition or business of Manager from December 31 of the year preceding the year of execution of this Management Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

g.  Other Documents and Information.  Owner shall have received from Manager, in form and substance satisfactory to Owner, such other documents and information, as Owner shall reasonably request.

h. Legal Matters; Proceedings.  All legal matters and all proceedings in connection with the transactions contemplated by this Management Agreement, and all documents incidental thereto, shall be satisfactory to Owner's counsel.

i.  Further Assurances.  In the event that the FAA deems any provision of this Management Agreement, or a provision in any Permitted Lease during the Term of this Management Agreement, invalid or otherwise unenforceable pursuant to the Aviation Act or regulations or policies thereunder and the result of such determination materially impairs the terms and implementation of the transactions contemplated herein, then this Management Agreement shall be immediately terminable by either party hereto; provided, however, that Owner, on the one hand, and Manager, on the other, hereby agree that they shall use their best efforts to cooperate with each other in resolving the issues concerning such FAA determination to effectuate the transactions contemplated hereunder as originally intended by the parties.

23. Conditions Precedent to Manager’s Obligations.  Manager shall not be obligated to accept and execute the Management Agreement hereunder unless:

a.  Representations True.  All representations and warranties of Owner contained herein or in any document furnished to Manager in connection herewith shall be true and correct on and as of the date of such document with the same force and effect as if made on and as of such date.

b.   Acceptance of Aircraft by FAA:  At all times prior to and during the Term hereof, this Management Agreement and each Permitted Lease during the Term hereof shall be contingent on: (i) FAA approval or acceptance, as the case may be, of all provisions that relate to the operation and maintenance of the Aircraft and such other issues as may be regulated under the Aviation Act; and (ii) the FAA’s authorization for Manager to operate the Aircraft under Manager’s Part 135 operations specifications and to manage the Aircraft under Manager’s Part 91 K management specifications.  In the event that the FAA fails to grant or withdraws any approval, acceptance, or authorization described above, both parties shall use their best efforts to modify the relevant provisions of this Agreement or any Permitted Lease from time to time as needed to cause the FAA to grant or restore such approval, acceptance, or authorization, provided that should the FAA fail to grant or restore such approval, acceptance, or authorization within thirty (30) days of the FAA’s initial notice to either party of its intent in respect thereof, this Management Agreement shall terminate immediately.

24. Miscellaneous.

a.  Any provision of this Management Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, Manager hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

b. No terms or provisions of this Management Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.  No delay or failure on the part of Owner to exercise any power or right hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right.  After the occurrence of any Default or Event of Default, regardless of Owner's knowledge or lack of knowledge thereof at the time of acceptance of any such payment, and shall not constitute a reinstatement of this Management Agreement if this Management Agreement shall have been declared in default by Owner pursuant to Section 18 hereof or otherwise, unless Owner shall have agreed in writing to reinstate the Management Agreement and to waive the Default or Event of Default.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

c.  This Management Agreement contains the full, final and exclusive statement of the agreement between Owner and Manager relating to the maintenance and operation of the Aircraft.

d.  This Management Agreement shall constitute an agreement solely for managing and providing support services in respect of the Aircraft, and nothing herein shall be construed as conveying to Manager any right, title or interest in the Aircraft except as set forth in this Agreement or any of the applicable agreements between the parties.

e.  This Management Agreement and the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, Owner and its successors and assigns and Manager and, to the extent permitted by Section 20 hereof, its successors and assigns.

f.  The headings of the Sections are for convenience of reference only, are not a part of this Management Agreement and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

g.  This Management Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

h.  This Management Agreement shall be governed by and construed in accordance with the laws of the State of Florida (excluding its choice of law rules, it being the intent of the parties that the laws of Florida or, where applicable, United States Federal Aviation Law apply to this Management Agreement).  Any legal action brought to enforce or construe this Agreement shall be brought only in state courts located in Pinellas County, Florida or New York, New York and Owner and Manager hereby agree to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses (except that Owner may seek the replevin in any court in any jurisdiction and Manager may not interpose a counterclaim therein, but rather, may only assert claims against Owner in a state court of competent jurisdiction in Pinellas County, Florida or New York, New York).

i.  OWNER AND MANAGER IN ANY LITIGATION RELATING TO OR IN CONNECTION WITH THIS MANAGEMENT AGREEMENT IN WHICH THEY SHALL BE ADVERSE PARTIES WAIVE TRIAL BY JURY.

j.  Regardless of place of execution, this Agreement is deemed executed at Manager's place of business in Pinellas County, Florida.

k.  Attorney's Fees.  Owner and Manager shall be responsible for their own legal costs incurred in completion of this Management Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

IN WITNESS WHEREOF, Owner and Manager have each caused this Aircraft Management Agreement to be duly executed as of the day and year first above written.

Owner:	LW Air I LLC

	By:	/s/ Lorne Weil
Name: Lorne Weil
Title: Managing Member

Manager:	Avantair, Inc.

	By:	/s/ Steven F. Santo
Name: Steven F. Santo
Title: CEO

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT "A"

ACCEPTANCE SUPPLEMENT

Aircraft Management Agreement dated as of the 19th day of October, 2009 between LW Air I LLC, as Owner (the "Owner") and Avantair, Inc., as Manager (the "Manager") (the "Management Agreement").

(A)           The Aircraft.

The Manager hereby certifies that the Aircraft set forth and described in Schedule 1 hereto:

(i) has been delivered to Manager, inspected by a qualified agent of the Manager, found to be in good order, operating condition and repair and accepted under this Management Agreement;

(ii) meets all recommended or applicable safety standards; and

(iii) is available for use and service by the Manager and the Owner, all on the date hereof.

(B)           Representations by the Manager.

The Manager hereby represents and warrants to the Owner that on the date hereof:

(i) The representations and warranties of the Manager set forth in the Management Agreement are true and correct in all material respects as though made on and as of the date hereof;

(ii) The Manager has satisfied or complied with all requirements set forth in any certificate of the Manager and in the Management Agreement to be satisfied or complied with on or prior to the date hereof;

(iii) No Default or Event of Default under the Management Agreement has occurred and is continuing on the date hereof; and

(iv) The Manager has obtained, and there are in full force and effect, such insurance policies with respect to the Aircraft, as such term in defined in the Management Agreement, as are required to be obtained under the terms of the Management Agreement.

(C)           Delivery Date.

The Delivery Date as that term is defined in the Management Agreement, shall be the 19th day of October, 2009

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(D)           Use of Defined Terms.

Terms defined or referred to in the Management Agreement and not otherwise defined in this Acceptance Supplement are used herein with the meanings set forth or referred to in the Management Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

IN WITNESS WHEREOF, the parties hereto each have caused this Operating Supplement to be duly executed by their respective officers thereunto duly authorized this 19th day of October , 2009.

Owner:	LW Air I LLC

	By:	/s/ Lorne Weil
Name: Lorne Weil
Title: Managing Member

Manager:	Avantair, Inc.

	By:	/s/ Steven F. Santo
Name: Steven F. Santo
Title: CEO

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SCHEDULE 1

To the Acceptance Supplement to the Aircraft Management Agreement dated the 19th day of October, 2009 between LW Air I LLC, as Owner, and Avantair, Inc., as Manager.

One (1) Piaggio Avanti P-180 aircraft, Manufacturers Serial No. , FAA Registration Number N (the "Aircraft") together with two (2) Pratt & Whitney aircraft engines respectively bearing manufacturers serial numbers PCE-RW and PCE-RW (the "Engines") and any and all Parts to the Aircraft or the Engines as defined in the Aircraft Management Agreement.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.